Immediate
     Thomas  G.  Granneman
     314/877-7730

                     RALCORP HOLDINGS REPORTS THIRD QUARTER
                          AND NINE-MONTH 2000 EARNINGS

ST. LOUIS, MO, JULY 26, 2000 Ralcorp Holdings, Inc. (NYSE:RAH) today reported net sales and net earnings for the third quarter ended June 30, 2000 of $172.1 million and $12.9 million, respectively, compared to $154.4 million and $12.1 million for the same quarter last year. On an earnings per share basis, the Company reported basic and diluted earnings per share for the current year's third quarter of $.43, up 13 percent from diluted earnings per share for last year's third quarter of $.38.

For the nine-month periods ended June 30, 2000 and 1999, net sales were $550.2 million and $459.6 million, respectively, an increase of $90.6 million, or nearly 20 percent. Net earnings for the current year's first nine months improved 6.1 percent to $31.1 million, or $1.01 per diluted share, compared to prior year nine-month net earnings of $29.3 million, or $.92 per diluted share.

The Company has made several strategic acquisitions and current fiscal year results were positively affected by the operations of recently acquired businesses. In addition, the Company's results were affected by certain non-operating factors. Equity earnings from the Company's investment in Vail Resorts, Inc. improved to $9.8 million in the third quarter from $7.0 million in last year's third quarter. For the nine months ended June 30, 2000, the Company's equity in the earnings of Vail was $8.2 million compared to $7.1 million in the prior year. In addition, changes in Ralcorp's stock price resulted in favorable mark-to-market adjustments to the Company's deferred compensation liability. These adjustments yielded pre-tax income of $.6 million and $1.6 million for the quarter and nine months ended June 30, 2000, respectively, compared to pre-tax income of $.4 million for last year's third quarter and pre-tax expense of $.7 million for the nine months ended June 30, 1999.

NET SALES BY SEGMENT             Three Months Ended     Nine Months Ended
(In Millions)                          June 30,              June 30,
-----------------------------    ------------------    ------------------
                                   2000       1999       2000       1999
                                 -------    -------    -------    -------
Ralston Foods                    $  66.5    $  68.8    $ 210.3    $ 219.1
Bremner                             53.4       40.0      169.7      128.3
                                 -------    -------    -------    -------
  Cereals, Crackers & Cookies      119.9      108.8      380.8      347.4
  Snack Nuts & Candy                35.5       27.4      121.5       88.5
  Mayonnaise & Dressings            16.7       18.2       48.7       23.7
                                 -------    -------    -------    -------
    Total Net Sales              $ 172.1    $ 154.4    $ 550.2    $ 459.6
                                 =======    =======    =======    =======

OPERATING PROFIT BY SEGMENT      Three Months Ended     Nine Months Ended
(In Millions)                          June 30,              June 30,
-----------------------------    ------------------    ------------------
                                   2000       1999       2000       1999
                                 -------    -------    -------    -------
  Cereals, Crackers & Cookies    $  11.7    $  12.6    $  42.2    $  39.9
  Snack Nuts & Candy                 1.1        1.4        5.6        6.2
  Mayonnaise & Dressings              .8         .5        1.7         .9
                                 -------    -------    -------    -------
    Total Operating Profit       $  13.6    $  14.5    $  49.5    $  47.0
                                 =======    =======    =======    =======

CEREALS,  CRACKERS  &  COOKIES
------------------------------
Third quarter and nine-month net sales for the Cereals, Crackers & Cookies segment were up $11.1 million and $32.6 million, respectively, from last year. This increase is due to the additional revenue acquired through the current year purchases of Ripon Foods, Inc. and Cascade Cookie Company, which are operated as part of Bremner, Ralcorp's cracker and cookie division. Ripon Foods, a cookie, sugar wafer and breakfast bar producer, was acquired on October 4, 1999, and Cascade, which produces cookies for in-store bakeries, was acquired on January 31, 2000. Third quarter cracker volumes of the pre-existing Bremner businesses declined 5 percent from the prior year, primarily due to lower industry demand in the saltines category. Nevertheless, cracker volumes for the nine-month period were up slightly from last year due to strong sales in this year's first fiscal quarter.

The Company's ready-to-eat and hot cereal division, Ralston Foods, recorded decreased sales for the three-month and nine-month periods, principally due to lower volumes. Previously, Company management disclosed that a cereal comanufacturing agreement was terminated effective December 31, 1999. The reduction of volume related to this agreement was the primary factor in the revenue decline at Ralston Foods. Importantly, Ralston Foods' base store brand ready-to-eat cereal (RTE) volume declined less than 1 percent during the three months ended June 30, 2000, outperforming the overall RTE cereal category.
Couple this minor volume decline with a favorable product mix and revenue related to Ralston Foods' store brand RTE business actually improved quarter-over-quarter. The Company's hot cereal volume declined 6 percent for the seasonally slow quarter ended June 30, 2000. While the hot cereal volume was off from the prior year third quarter, a continued product mix improvement offset a significant portion of the volume decline. Volume comparisons for the nine months ended June 30, 2000 reflected declines as store brand RTE cereal volumes fell 1.6 percent from last year compared to a corresponding .2 percent increase for the prior year period. Hot cereal volume for the same period was down 6 percent from last year compared to a corresponding 23 percent increase for the prior year period. The nine-month year-over-year revenue decline at Ralston Foods, however, was primarily due to the loss of the comanufacturing agreement.

From an operating results perspective, the Cereals, Crackers & Cookies segment recorded third quarter operating profit down $.9 million from the prior year and nine-month profit up $2.3 million. Bremner operating profit improved in both the quarter and nine-month periods due to the current year cookie business acquisitions, as well as favorable product mix and raw material and packaging supply costs in the cracker operations. Ralston Foods' third quarter operating profit decline more than offset the third quarter improvements at Bremner, mainly because of the aforementioned loss of comanufacturing business and the resulting unfavorable effect on production volume and plant efficiencies. The Company previously disclosed that the loss of this comanufacturing agreement could negatively impact diluted earnings per share for the last nine months of fiscal 2000 in the range of $.08 to $.10 per share. While this range continues to appear reasonable, the Company remains very active in its efforts to replace this lost business via other comanufacturing opportunities, increased distribution and new product emulations. For the nine-month period, Ralston Foods reported lower operating profit, again driven principally by the reduction of comanufacturing business. Offsetting a portion of this unfavorability was an improved product mix and lower overall costs.

SNACK  NUTS  &  CANDY
---------------------
Third quarter net sales for the Snack Nuts & Candy segment increased 30 percent, reflecting incremental business from James P. Linette, Inc., as well as significantly improved organic volumes. Linette, a chocolate candy manufacturer, was acquired on May 1, 2000. For the year to date, the Company also benefited from a full nine months of business from its acquisition of Southern Roasted Nuts of Georgia. Southern Roasted Nuts was acquired in late
March 1999. The Georgia facility was closed the end of April 2000, consolidating the operations of the three snack nut businesses into two locations at Billerica, MA and Dothan, AL.

Despite the improved volumes and net sales, Snack Nuts third quarter operating profit fell $.3 million from last year as the segment continued to be negatively impacted by high ingredient costs, as well as increased labor costs due to initial inefficiencies related to the moving of production lines from the Georgia plant to the other facilities. Management anticipates improved ingredient costs and operating efficiencies for the Company's fourth quarter. Furthermore, management believes fiscal 2001 operating profit will reflect increased efficiencies from the combined nut facilities.

MAYONNAISE  &  DRESSINGS
------------------------
The Company's fiscal 2000 third quarter net sales and operating profit included $16.7 million and $.8 million, respectively, from Martin Gillet, a maker of private label mayonnaise and salad dressings. Martin Gillet's third quarter net sales were down 8 percent from the prior year as a result of customer mix, with higher comanufacturing and retail volume partially offset by lower foodservice volume. Operating profit was up $.3 million for the third quarter, which benefited from lower ingredient costs. For the nine months ended June 30, 2000, net sales were $48.7 and operating profit was $1.7. Martin Gillet was acquired at the beginning of March 1999, so prior year net sales and operating profit included only $23.7 million and $.9 million, respectively, for Ralcorp's nine months ended June 30, 1999.

On July 14, 2000, Ralcorp completed the purchase of the Red Wing Company, Inc., a leading manufacturer of private label shelf-stable wet filled type products with sales of $348 million for its fiscal year ended April 29, 2000. Red Wing and Martin Gillet will be operated as a single division of Ralcorp. On July 24, 2000, the Company announced that it expects to record a charge to fourth quarter earnings of between $.04 and $.08 per diluted share related to the closure of Martin Gillet's Baltimore facility.

BUSINESS  SEGMENTS  -  COMBINED
-------------------------------
On a combined EBITDA basis (earnings before interest, taxes, depreciation and amortization) the Company recorded $68.5 million for the nine months ended June 30, 2000, excluding the equity earnings from its Vail investment. This represents a 17.7 percent improvement over the "food business" EBITDA in the prior year's first nine months of $58.2 million.

Operations in the Snack Nuts segment are somewhat seasonal, with a higher percentage of sales and operating profits expected to be recorded in the first fiscal quarter. In addition, certain aspects of both the Company's cereal and cracker and cookie businesses are also seasonal in nature. It is important to note that operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year.

EQUITY  INTEREST  IN  VAIL  RESORTS,  INC.
------------------------------------------
Ralcorp continues to hold an approximate 21.8 percent equity ownership interest in Vail Resorts, Inc. Vail Resorts operates on a fiscal year ending July 31; therefore, Ralcorp reports its portion of Vail Resorts' operating results on a two-month time lag. For the third quarter ended June 30, 2000, this investment resulted in non-cash pre-tax earnings of $9.8 million, compared to $7.0 million for last year's third quarter. Vail Resorts reported an increase in skier days and a favorable skier visit mix in its third fiscal quarter this year, which includes February, March and April. That quarter also included expected net proceeds from a Reduced Skier Day Insurance Policy claim related to its second fiscal quarter, which was hurt by both poor early season snowfall and a significant decline in vacation travel around the New Years' holiday due to Y2K concerns. Ralcorp's equity in the earnings of Vail Resorts, Inc. was up $1.1 million, or 15.5%, for the nine months ended June 30, 2000.


See the attached schedule and notes for additional information on the quarter and nine-month results for both years.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.

                                       ###


                             RALCORP HOLDINGS, INC.
                       CONSOLIDATED STATEMENT OF EARNINGS
                       (in millions except per share data)

                                         Three Months Ended   Nine Months Ended
                                               June 30,            June 30,
                                          -----------------   -----------------
                                            2000      1999      2000      1999
                                          -------   -------   -------   -------
Net Sales                                 $ 172.1   $ 154.4   $ 550.2   $ 459.6
                                          -------   -------   -------   -------

Costs and Expenses
  Cost of products sold                     131.4     114.6     417.8     335.2
  Selling, general and administrative        22.9      21.2      69.5      64.6
  Advertising and promotion                   5.2       5.5      17.4      18.8
  Interest expense, net                       1.9        .5       4.3        .8
  Equity in earnings of Vail Resorts, Inc.   (9.8)     (7.0)     (8.2)     (7.1)
                                          -------   -------   -------   -------
                                            151.6     134.8     500.8     412.3
                                          -------   -------   -------   -------
Earnings before Income Taxes                 20.5      19.6      49.4      47.3
Income Taxes                                  7.6       7.5      18.3      18.0
                                          -------   -------   -------   -------

Net Earnings                              $  12.9   $  12.1   $  31.1   $  29.3
                                          =======   =======   =======   =======

Basic Earnings per Share                  $   .43   $   .39   $  1.03   $   .94
                                          =======   =======   =======   =======

Diluted Earnings per Share                $   .43   $   .38   $  1.01   $   .92
                                          =======   =======   =======   =======

Weighted Average Shares
  Outstanding - Basic                        29.9      31.1      30.2      31.2

Weighted Average Shares
  Outstanding - Diluted                      30.2      31.7      30.7      31.8

Notes:

1. The weighted average shares outstanding used to compute earnings per share (basic and diluted) for the quarters and nine-month periods ended June 30, 2000 and 1999 are based on the weighted average number of shares of Ralcorp common stock outstanding for the periods then ended. In addition, the calculation of diluted earnings per share includes all other common stock equivalents.

2. Earnings per share (basic and diluted) are computed independently for each of the periods presented; therefore, the sum of the earnings per share (basic and diluted) amounts for the quarters may not total the year-to-date.

3. Operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year.
